Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Charlotte’s Web Holdings, Inc. on Form S-8 of our report dated March 31, 2026 with respect to our audit of the consolidated financial statements of Charlotte’s Web Holdings, Inc. as of December 31, 2025 and 2024, and for the two years then ended, which report is included in this Annual Report on Form 10-K of Charlotte’s Web Holdings, Inc. for the years ended December 31, 2025 and 2024.

PKF O’Connor Davies, LLP

New York, New York
March 31, 2026